ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is made and effective as of the 26th day of September, 2023 ("Effective Date") by and between Panacea Life Sciences Holdings, Inc., a Nevada corporation, or its assigns or affiliates thereof ("Buyer" or "PLSH")), and PÜR LIFE Medical, Inc., a Wyoming corporation, with a principal address of 610 S 850 E Suite 100, Lehi, UT 84043 ("Seller"). Sellers and Buyer, as applicable, are sometimes referred to individually as a "Party" and collectively as the "Parties.

WITNESSETH

WHEREAS, Buyer wishes to buy and Seller wishes to sell to Buyer the Assets (as hereinafter defined); and

WHEREAS, the parties wish to memorialize the terms and conditions of the purchase and sale of the Assets in a written agreement.

NOW, THEREFORE, for and in consideration of the terms and conditions provided below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the parties hereto hereby agree as follows:

1. **Sale and Purchase of Assets**. At the "Closing" as hereinafter defined and subject to the terms and conditions of this Agreement, Seller agrees to sell and Buyer agrees to purchase all of the following assets, including but not limited to, tangible and intangible, free and clear of all encumbrances, which are used or useful in the business operations of the Seller and as more specifically defined below (collectively, the "Assets"). The complete list of Assets to be transferred from the Seller to the Buyer at Closing is attached to this Agreement as "Exhibit A Purchased Assets and Assumed Accounts":

- All Area Representative, all Single Unit Franchise Agreements currently in effect and all currently proposed franchise agreements. Any deposits in process will be transferred to the Buyer.
- All current Franchise Disclosure Documents and related legal materials.
- All PUR Life Medical Intellectual property including all trademarks and copyrighted materials.
- All agreements with vendors, team members or suppliers with the intent that those agreements may be renegotiated within a reasonable time.
- All manuals, software and operating systems.
- All forms and materials for franchisee support.
- All equipment.
- All accounts receivable.
- Employees of Pur Life Medical

2. **Purchase Price**. Buyer shall pay to the Seller, as the total purchase price for the Assets an amount up to to Two Million and Six Hundred Thousand US Dollars ($2,600,000) ("the Purchase Price").

a. The Purchase Price shall be paid to Seller as follows:

$180,000 as a deposit paid on October 2, 2023 (the "Escrow Deposit") and will be held in escrow until the PCOB audit requirements have been completed; and
$820,000 paid on November 10, 2023. The period of September 30, 2023 to November 10, 2023 is defined as the "interim period".

b. the balance of the Purchase Price of $1,600,000 (plus or minus subject to adjustment regarding stated revenues compared to audited revenues. If audited revenues are 10% less than stated in either the Jan 24, 2023 2022 QB P&L or the August 23, 2023 2023 YTD QB P&L file the Purchase Price will be decreased to $800,00.00). The balance will be paid upon successful collection of franchise fees when a franchise is sold according to the following schedule:
1. 20% of any Area Representative Franchise fee sold and collected.
2. $5,000 from any single unit franchise sold and franchise fees collected.
3. 10% of the royalty fees collected.
No interest is applied to the balance and payment from items 1,2 and 3 above will be paid over the next four years and capped at or below the purchase price.

3. Transfer of Assets and Ownership of the Seller.

Upon receipt of the Escrow Deposit as set out in Section 2(a) of this Agreement, the Assets will be transferred from the Seller to the Buyer, or a subsidiary of the Buyer (the "Assets Transfer") and the Seller will assist the Buyer to continue to operate and succeed with the existing franchise system.

Upon receipt of the Escrow Deposit as set out in Section 2(a) of this Agreement, any investment in, or transactions related to the Seller or its business or assets will be transferred to the Buyer.

Management teams, trainers and other staff of the Seller will transfer to the Buyer, if desired, until the Buyer, at their sole discretion, choose to change roles of the corporate team. Upon execution of this Agreement, Buyer will assume payroll for W-2 and 1099 Corporate Support Team listed under "Exhibit A Purchased Assets and Assumed Accounts" with a starting date of October 1, 2023. Buyer at their discretion may make appropriate changes to maintain this Support Team and eliminate any Employee member anytime Thirty (30) Days after the execution of this Agreement.

Dan Olsen ("Mr. Olsen") is the majority owner of the Seller with beneficial ownership of 58.5% of the Seller's shares. Mr. Olsen has received the approval of two thirds majority of the Board of Directors, Officers of the Company and Shareholders to sell the Assets to the Buyer.

Upon Closing, a new subsidiary of PLSH will be incorporated to manage the existing PÜR LIFE Medical, Inc franchise system (a "Subsidiary"), of which Mr. Olsen or an entity nominated by Mr. Olsen will hold and maintain 7% ownership (plus or minus subject to adjustment). Mr. Olsen will continue to work closely with the management team of the Subsidiary for a reasonable time to offer his expertise in consulting and franchising to the Buyer. Mr. Olsen will also continue to operate his existing franchises through the Subsidiary. Therefore, Mr. Olsen is an intended third-party beneficiary of this Agreement. Mr. Olsen agrees to revert the Master Franchise area of San Diego and the California Inland Empire back into the available pool of Master Franchise designated markets.

In the event that the Buyer does not fulfil the payment of $820,000 on or before November 15, 2023 as set forth in Section 2(a) of this Agreement, any investment in, or transaction related to the Seller or its business or assets between September 30, 2023 and November 10, 2023 will remain with the Seller, Seller will retain a portion of the Escrow Deposit in the amount of $50,000 and refund $130,000 to Buyer and Buyer shall receive a master franchise (AR territory) mutually acceptable to Buyer and Seller valued at least in the amount of $200,000 the exclusivity requirements set forth in Section 4 of this Agreement shall terminate and Mr. Olsen will maintain his 58.5% ownership of the Seller.

4. **Exclusivity.** The Seller agrees that upon the execution of this Agreement and receipt of the Earnest Deposit set out above in Section 2(a) of this Agreement, neither the Seller or any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates nor any such persons or entities related to the Seller (collectively, the "Seller Group") shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than the Buyer and its affiliates (a "Purchase Proposal") to purchase all or any significant part of the business and properties, capital stock or capital stock equivalents of the Seller, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with a Purchase Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Agreement with the Buyer. Rather, during the Exclusivity Period, Buyer will have the sole and exclusive right to the Agreement and any investment in or transaction related to the Seller or its business or assets. The Seller agrees to immediately (i) notify Buyer if any member of the Seller Group receives any indications of interest, requests for information or offers in respect of a Purchase Proposal, (ii) communicate to Buyer in reasonable detail the terms of any such indication, request or offer, (iii) provide Buyer with copies of all written communications relating to any such indication, request or offer and (iv) provide written notice to any person or entity providing any indications of interest, requests or information or offers in respect of a Purchase Proposal that the Seller Group is not willing to entertain the same during the Exclusivity Period. Immediately upon execution of this Letter, the Seller shall, and shall cause the Seller Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding a Purchase Proposal.

5. **Third Party Consents to Transfer**. This Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising under or resulting from them, if an assignment without the consent of a third party would constitute a breach or violation of them or affect adversely the ability of Seller

or one or more of its subsidiaries to convey the interest to Buyer without impairment. If a consent of a third party which is required in order to assign any interest of Seller in and to the Assets is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect Seller's or one or more of its subsidiaries' ability to convey the Asset(s) to Buyer without impairment: (a) Seller or one or more of its subsidiaries will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the Asset(s) of Seller or one or more of its subsidiaries in the benefits, and, to the extent Buyer receives such benefits, Buyer shall accept the burdens and perform the obligations, under any such instrument, contract, lease, permit or other agreement or arrangement, including performance by Buyer or Seller or one or more of its subsidiaries as agent for the other, if economically feasible and (b) any transfer or assignment to Buyer by Seller or one or more of its subsidiaries of any Asset under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. The terms and conditions of this Paragraph 5 shall survive and remain biding upon each of the parties hereto following the Closing hereof.

6. **Covenants**. Seller and Buyer promise, covenant and agree as follows:

a. Regulatory and Other Approvals. During the Interim Period:

(i) Each Party shall attempt to obtain as promptly as practicable all material consents and approvals that either Party or its respective affiliates are required to obtain in order to consummate the transactions contemplated hereby; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the obtaining of the consents and approvals will not be a condition to the Closing except to the extent set forth in Sections 9 and 10 of this Agreement, as applicable. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required material consent or approval required to novate all liabilities and obligations under any and all liabilities that constitute assumed liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date and is limited to any transactions that occurred after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, approval, or waiver is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Asset to which such consent, approval, waiver relates for no additional consideration. To the extent that any Asset or assumed liability not be transferred to Buyer following Closing pursuant to this Section 11, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent practical and/or permitted under applicable law, operational equivalent of the transfer of such Asset or assumed liability to Buyer as of the closing and the performance by Buyer of its obligations with respect thereto.

(ii) Each Party shall, at the sole cost of such Party, (A) make or cause to be made the filings required of the person or any of its applicable affiliates under any laws applicable to it with

respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with the filings, as promptly as is reasonably practicable, provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings and payments will not be conditions to the Closing except to the extent set forth in Sections 9 and 10 of this Agreement; (B) cooperate with the other Party by furnishing the information that is necessary in connection with the other Party's filings; (C) use reasonable efforts to cause the expiration of the notice or waiting periods under any laws applicable to it with respect to the consummation of the transactions contemplated by this Agreement as promptly as is reasonably practicable; (D) promptly inform the other Party of any written or to any Party's Knowledge, oral, communication from or to, and any proposed written or to the relevant Party's Knowledge, oral, understanding or agreement with, any governmental authority in respect of the filings; (E) reasonably consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions or other proceedings with governmental authorities relating to the filings; (F) comply, as promptly as is reasonably practicable, with any reasonable requests received by the Party under any applicable laws for additional information, documents or other materials with respect to the filings, (G) attempt to resolve any objections as may be asserted by any governmental authority with respect to the transactions contemplated by this Agreement; and (H) only upon the advice of such Party's legal counsel, contest and resist any action or other Proceeding instituted (or threatened in writing to be instituted) by any governmental authority challenging the transactions contemplated by this Agreement as violative of any Law.

(iii) If a Party (or any of its applicable affiliates) intends to participate in any meeting with any governmental authority with respect to the filings and if permitted by, or acceptable to, the applicable governmental authority, it shall give the other Party reasonable prior written notice of, but in any event not less than five business days prior to such meeting (unless by the nature of the meeting such notice is impractical) and an opportunity to participate in, the meeting.

(iv) In connection with any such filings, Buyer shall cooperate in good faith with governmental authorities and with Seller and undertake promptly any and all action required to lawfully complete the transactions contemplated by this Agreement.

(v) Each Party shall provide prompt written notification to the other when it becomes aware that any such consent or approval referred to in this Section 6 is obtained, taken, made, given or denied, as applicable.

(vi) In furtherance of the foregoing covenants:

A. Each Party shall prepare, or cause its affiliates to prepare, as soon as is practicable following the execution of this Agreement, all necessary filings applicable to it and in connection with the transactions contemplated by this

Agreement that may be required under any laws; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings will not be conditions to the Closing except to the extent set forth Sections 9 and 10 of this Agreement.

B. Each Party shall promptly furnish the other Party with copies of any written notices, correspondence or other written communication received by it from the relevant governmental authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it, and shall cooperate in the preparation of the filings as is reasonably necessary and appropriate.

C. Each Party shall not, and shall cause its respective affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any governmental authority.

b. Access of Buyer; Due Diligence and Auditable Financials. During the time period from the date of this Agreement through and including the "Interim Period", Seller shall provide Buyer with reasonable access, upon reasonable written notice and during normal business hours, to the Seller's business and any leased premises. During the Interim Period, Seller shall provide Buyer with access to copies of Seller's books and records, Seller's standard operating procedures, and with reasonable access to Seller's employees during normal business hours in order to allow Buyer to conduct due diligence. The Seller certifies and the books and records meet PCOB standards in the years 2021, 2022 and 1st and 2nd quarter of 2023. Any adjustments required to meet GAAP accounting standards in terms of revenues or net profits will be deducted from the purchase price.

c. Certain Restrictions. During the Interim Period, except as permitted or required by the other terms of this Agreement, or consented to in writing by Buyer, Seller shall not take any of the following actions:

(i) Sell, lease, transfer, pledge or otherwise dispose of any of the Assets or place any liens or encumbrances thereon, except in the ordinary course of business as is consistent with past practice including frequency and amount;

(ii) Fail to perform material obligations under any business contracts;

(iii) Increase the salary or compensation or benefits of any employee or contractor, except in the ordinary course consistent with past practice, and provided Seller deliver written notice to Buyer of same; including any additional employees.

(iv) Incur any liabilities of Seller other than in the ordinary course of business;

(v) Dissolve Seller or file or declare bankruptcy, insolvency or similar action;

(vi) Sell of Seller's business or any Assets outside of the ordinary course of business;

(vii) Enter into or materially amend any material business Contract, lease or other arrangement;

(viii) Enter into any agreement, commitment or understanding, whether in writing or not, to take any of the above action.

d. Updating. Seller shall give prompt notice to the Buyer of (a) the occurrence, or non- occurrence, of any event (a "Change") that Seller acquires knowledge of, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing, and (b) any failure to comply with or timely satisfy any covenant, condition or agreement to be complied with or satisfied by the Seller under this Agreement that Seller acquires Knowledge of. Prior to Closing, Buyer shall provide an update to the Disclosure Schedules (the "Schedule Update") as necessary to complete or correct any information in Seller's Representations and Warrantees in accordance with Seller's disclosure of any Changes. Notwithstanding the foregoing, for purposes of Buyer's rights and remedies pursuant to Section 15 hereof, the Schedule Update will not be deemed to amend or supplement the Disclosure Schedules or the Seller's Representations and Warrantees, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Buyer in connection with any Changes or other information disclosed in the Schedule Update.

e. Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at a Party's written request, the other Party shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Party may reasonably request in order to consummate the transactions contemplated by this Agreement, each at the sole cost of the requesting Party.

f. Buyer's Obligations if No Closing. If the Closing does not occur for any reason, Buyer shall cooperate with Seller in executing all documents reasonably necessary to void the Change of Ownership.

g. Application Fees. Buyer shall pay the Change of Ownership application fees and prorated annual license renewal fees for all state and county licenses held by the Seller.

h. Non-Compete; Non Solicitation.

(i) The "Restricted Period" begins upon receipt of the Escrow Deposit by the Seller and ends on the second anniversary of the Closing Date.

(ii) "Competing Business" means any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by Buyer or any affiliate; provided, however, that the following activities shall not be deemed a Competing Business:

A. Providing services to Buyer;

B. Ownership of shares of companies whose securities are publicly traded, so

long as ownership of such securities do not constitute more than five percent (5%) of the outstanding securities of any such company.

(iii) "Restricted Territory" means the states of Utah and Colorado.

(iv) During the Restricted Period and within the Restricted Territory, Seller shall not, and Seller shall direct its affiliates not to

A. engage in, invest in, or otherwise participate in, directly or indirectly, any Competing Business unless agreed to in writing by the Parties; or

B. employ, retain, engage or solicit the employment or engagement of services of any employee of Buyer on a full- or part-time basis; provided, however, that the provisions of this Section 6(h)(iv)(B) shall not apply to any (1) employees of the Seller's business as of the Closing Date employed by or providing services to any non-Competing Business, (2) employees of the Buyer (other than those employees set forth in (1) immediately above) upon written consent from Buyer, as applicable, (3) general advertising or solicitation not specifically targeted at any employee of the Buyer, or (4) actions taken by any person or entity with which Seller is associated if Seller is not, directly or indirectly, personally involved in such solicitation and has not identified such employee for soliciting.

(v) During the Restricted Period, Seller shall not, and Seller shall direct its affiliates not to solicit prior, future or existing customers of the Seller's business as of immediately prior to Closing in connection with a Competing Business; provided, however, that the provisions of this Section 6(h)(v) shall not apply to any general advertising or solicitation not specifically targeted at any customers of the Buyer.

(vi) Any violation of this Section 6(h) may result in irreparable injury to Buyer and the business and Buyer will be entitled to seek an injunction against Seller and its affiliates from any court having jurisdiction over the matter, restraining any further violation of this Section 6(h), which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Each of Seller and its affiliates acknowledges that it has carefully read this Agreement and has given careful consideration to the restraints imposed upon Seller by this Section 6(h), and is in full accord as to their necessity for the reasonable and proper protection of the legitimate business interests relating to the business and Buyer's business now existing and to be developed in the future. Each of Seller and its affiliates expressly acknowledges and agrees that each and every restraint imposed by this Section 6(h) is reasonable with respect to subject matter, time period and geographical area.

(vii) If any covenant set forth in this Section 6(h) is adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by the applicable Law. The covenants contained in this Section 6(h) and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction. To the extent the provisions of this Section 6(h) conflict with the provisions of Section 19(d), the provisions of this

Section 6(h) will control.

(viii) Seller shall cause its affiliates to comply with the obligations set forth in this Section 6(h).

7. **Buyer's Representations and Warranties**. Buyer represents and warrants as follows:

a. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

b. The execution of this Agreement and the consummation of the transaction contemplated herein does not conflict with or violate any provisions of the Articles of the Buyer or any other agreement to which Buyer is a party.

c. No representation, warranty or statement of Buyer omits or will omit to state any material facts necessary to make each such representation, warranty or statement in this Agreement accurate in all material respects.

8. **Seller's Representations and Warranties.** To the best knowledge of Seller, Seller makes the following representations and warranties and agrees the same shall be true and correct as of the Closing and for a period of not less than two (2) years thereafter, where applicable with the understanding that each of the following representations and warranties is qualified by and subject to the disclosures included in Exhibit E. :

a. Seller is a corporation duly organized, validly existing in good standing under the laws of the State of Wyoming. Seller has all requisite power and authority to execute and deliver this Agreement and the other instruments to be delivered by Seller at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, the execution and delivery of this Agreement and the other instruments to be delivered by Seller at the Closing, and the performance by the Seller of its obligations hereunder and thereunder, have been duly and validly authorized by necessary action. This Agreement has been, and the instruments to be delivered by Seller at the Closing will at the Closing be, duly and validly executed and delivered by Seller and constitute (or, in the case of instruments to be delivered by Seller at the Closing, will at the Closing constitute) the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

b. The execution and delivery by each Seller of this Agreement does not, and the performance by each Seller of its obligations under this Agreement does not:

(i) violate or result in a breach of its charter documents;

(ii) violate or result in a default under any material contract to which Seller is a party, except for any material violation or default that would not be expected to result in a material adverse effect on Seller's ability to perform its obligation hereunder; or

(iii) (X) materially violate or result in a material breach of any Law applicable to Seller or (Y) require any consent or approval of any governmental authority other than the applicable county and under any law applicable to such Seller .

c. Seller has, and will deliver to Buyer at Closing, good and marketable title to all Assets to be transferred pursuant to this Agreement, free and clear of and from any claims, liens, encumbrances, security interest or liabilities.

d. Except as may be expressly contemplated in this Agreement, there has not been any material adverse change in the Assets, taken as a whole, or in the business of Seller and such business of Seller has been conducted only in the ordinary course.

e. Seller paid or adequately provided for any and all taxes, licenses, or other charges levied, assessed, imposed or accrued upon any of the property of the Seller or in connection with the Seller's business as of the date of this Agreement (including, without limitation, personal property tax, sales and use tax and any income taxes).

f. There is no claim, action, suit, proceeding or investigation pending or, to the Knowledge of Seller, threatened, against or involving Seller or one or more of its subsidiaries which questions the validity of this Agreement or seeks to prohibit or enjoin or otherwise challenge the transactions contemplated, and, to the Knowledge of Seller, there is no basis for any such claim, action, suit, proceeding or governmental investigation.

g. All Assets being sold herein by Seller are and will be adequately insured against fire or other casualty up to the Closing Date and valid policies therefore are and will be outstanding and duly in force and the premiums thereon will be paid until the Closing Date.

h. Prior to the Closing, Seller shall deliver to Buyer true and correct copies of all equipment warranties, which are in the possession of Seller, of manufacturers and/or vendors affecting improvements and equipment or affecting any of the Assets being sold hereunder and/or used in connection with the Seller's business.

i. In the event any material adverse changes occur prior to the Closing Date as to any information, documents, schedules or exhibits contained or referred to in this Agreement, Seller will immediately disclose the same to Buyer when first known to Seller.

j. All of the Assets to be sold or the use thereof to be transferred to Buyer is now, and at the Closing will be, in good operating condition, in a good condition of maintenance and repair and in at least as good a condition as on the date hereof, and between the date hereof and the Closing Date, Seller will maintain such tangible properties and assets in accordance with good maintenance practice.

k. No representation, warranty or statement of Seller omits or will omit to state any material facts necessary to make each such representation, warranty or statement in this Agreement accurate in all material respects.

9. **Buyer's Conditions Precedent to Closing**. The obligations of the Buyer to consummate the Closing under this Agreement is subject to the fulfilment of each of the following conditions, except to the extent waived in writing by Buyer in its sole discretion:

a. Representations and warrantees. (i) Seller's Representations and warrantees, including the Disclosure Schedules as updated by the Schedule Update, will be true and correct in all material respects (other than those Seller's Representations and warrantees that are already qualified as to materiality, in which case shall be true and correct in all respects) on and as of the Closing as though made on and as of the Closing (other than those Seller's Representations and warrantees, including the Disclosure Schedules as updated by the Schedule Update, that speak to an earlier date); and (ii) in the case of Seller's Representations and warrantees, including the Disclosure Schedules as updated by the Schedule Update, that speak to an earlier date, such Seller's Representations and warrantees, including the Disclosure Schedules as updated by the Schedule Update, will be true and correct in all material respects as of the earlier date (other than those Seller's Representations and warrantees that are already qualified as to materiality, in which case shall be true and correct in all respects).

b. Performance. Sellers have performed and complied in all material respects with the agreements, covenants, and obligations required by this Agreement to be performed or complied with by Sellers at or before the Closing.

c. Sellers' Deliverables. Sellers have delivered to Buyer at the Closing:

(i) Seller's financial statements, balance sheets, cash flow statements and equity statements, back up of each line item and other details as required for a PCOB audit as required in Section 9(h) below;

(ii) Seller's deliverables required in section 12(a) below;

(iii) Seller shall have provided all other documentation reasonably requested by Buyer to effect the full transfer of the Purchased Assets; and

(iv) Seller shall have provided Buyer evidence that all point of sale and payment processing systems have been successfully transferred to Seller, or redirected to deposit into Buyer's accounts.

d. Franchise Agreements Assignments. Seller shall have obtained all required consent necessary to assign the franchise agreements currently in effect and potential franchise agreements to Buyer.

e. Orders and Laws. There is no law or order (except for any such order issued in connection with a proceeding instituted by Buyer or its affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the operation of Seller's business.

f. Consents and Approvals. All terminations or expirations of waiting periods imposed by any governmental authority with respect to this Agreement have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing will not constitute a condition to the Closing hereunder.

g. No Material Adverse Effect Exists. No occurrence, condition, change, development, event or effect that has or could reasonably be expected to have a materially adverse effect on the Assets, properties, financial condition, or results of operations on a Party, as the context dictates, taken as a whole; *provided*, *however*, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries and markets in which the Sellers operate; (iii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (iv) any matter of which Buyer is aware on the date hereof; (v) any natural or man-made disaster or acts of God; or (vi) any actions taken by a Buyer or any of its Affiliates.

h. Delivery of Seller's Financial Statements. Seller has prepared and delivered to Buyer, within forty-five (45) days following the execution of this Agreement, US GAAP audited financial statements prepared by a PCAOB (Public Company Accounting Oversight Board) firm in such form and for such periods as is required to be filed in a Current Report on Form 8-K by Buyer to be filed with the SEC following Closing (prior two full fiscal years) (the "Audited Financial Statements") as well as unaudited reviewed quarterly financial information as is required to be filed in a Current Report on form 8-K by Buyer for such quarterly periods as are required to be filed. The Seller shall, not later than thirty (30) days after execution of this Agreement, deliver to the Buyer its opening balance sheet audited by a PCAOB firm as well as pro forma financial statements of the post-Transaction balance sheet of the Seller, on a consolidated basis, and such additional information as is required by the Buyer. If the audited financials in terms of revenues and net profit are more than 3% different than the information provided to Buyer, then Buyer should have the right to renegotiate the purchase price.

10. **Seller's Conditions Precedent to Closing.** The obligation of the Seller to consummate the Closing is subject to the fulfilment of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion):

a. Representations and warrantees. (i) Buyer's Representations and warrantees will be true and correct in all material respects (other than those Buyer's Representations and warrantees that are already qualified as to materiality, in which case shall be true and correct in all respects) on and as of the Closing as though made on and as of the Closing (other than those of Buyer's Representations and warrantees that speak to an earlier date); and (ii) in the case of those of Buyer's Representations and warrantees that speak as to an earlier date, such Buyer's Representations and warrantees will be true and correct in all material respects as of the earlier date (other than those Buyer's Representations and warrantees that are already qualified as to materiality, in which case shall be true and correct in all respects).

b. Performance. Buyer will have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

c. Buyer's Deliverables. Buyer will have delivered to Seller, as applicable, the Purchase Price in the manner set forth in Section 2(a) in this Agreement prior to or at Closing.

d. Orders and Laws. There is no law or order (except for any such order issued in connection with a proceeding instituted by the Seller or its affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

e. Consents and Approvals. All terminations or expirations of waiting periods imposed by any governmental authority with respect to this Agreement will have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing will not constitute a condition to the Closing hereunder.

11. **Closing**. The consummation of the transaction described in this Agreement (the "Closing") shall take place on September 30, 2023, (the "Closing Date"), at the principal business office of Buyer or Buyer's attorney or other designee, or on such other date and location/electronically as shall be mutually agreeable to Buyer and Seller. At the Closing, Seller shall evidence the transfer of title of the Assets by executing the Bill of Sale, and Buyer shall deliver the Purchase Price as provided above in section 2(a) of this Agreement.

12. **Closing Documents and Deliveries**.

a. Seller's Deliverables.

(i) At the Closing, the Seller shall deliver to, or cause to be delivered to Buyer an executed Seller's Officer's Certificate in the form attached hereto as Exhibit B.

(ii) At the Closing, the Seller shall deliver to, or cause to be delivered to Buyer the Bill of Sale in the form attached hereto as Exhibit D, and such other instruments or transfer documents as Buyer shall reasonably deem necessary or appropriate for the sale and delivery of Assets.

(iii) On or before the 2nd day immediately following the Closing, Seller shall send to the Buyer a draft of Internal Revenue Service Form 8594 containing the Seller's proposed allocation, under Code Section 1060, of the Purchase Price (including cash paid and liabilities assumed) among the properties and rights sold under this Agreement. Buyer will notify Seller within three (3) days after receipt of such Form 8594 whether it agrees with such proposed allocation. If it disagrees, the parties will make a good faith attempt to reach agreement.

(iv) Seller shall execute all legal documents necessary to convey clear title to Buyer of the Assets transferred, and shall take such other actions as Buyer may reasonably require for Buyer to more fully and effectively take title to or assume the Assets described herein.

b. Buyer's Deliveries. At the Closing, the Buyer shall deliver to, or cause to be delivered to Seller the payment of the Purchase Price set forth in section 2(a) above and an executed Buyer's Officer's Certificate in the form attached hereto as Exhibit C.

13. **Transition Assistance**. As additional consideration for the Purchase Price, Seller shall provide Buyer with administrative, training and similar services for a transitional period not to exceed forty (40) hours per week for a period of (45) days immediately following the Closing hereof. In the event Buyer needs additional administrative, training or similar support following the 45 day period described above, Buyer may engage Seller for such services under terms and conditions mutually agreeable to each of the parties in a separate agreement.

14. **Default**. In the event Seller fails to comply with all of the terms and conditions of this Agreement or otherwise fails to deliver any one or more of its deliverables hereunder on or before the Closing hereof, Buyer may, at its election terminate this Agreement on or prior to the Closing Date. In the event of such termination by Buyer, Buyer shall retain the Earnest Deposit and have no obligation to deliver any portion of the balance of the Purchase Price to Seller.

15. **Indemnification**. The Seller shall indemnify and hold harmless the Buyer against and in respect of:

a. all liabilities and obligations of, or claims against, the Buyer arising by reason of Seller's ownership or control of the Assets prior to the Closing Date, including and without limitation, any pending claims, matters, payments, refunds and/or debts as disclosed in "Exhibit E Disclosure Schedule" of this Agreement.

b. any damage or deficiency resulting from any misrepresentations or breach of a representation or warranty by Seller under this Agreement, including and without limitation, any pending claims, matters, payments, refunds and/or debts as disclosed in "Exhibit E Disclosure Schedule" of this Agreement.

c. all suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorney's fees, which may be imposed upon or incurred by or asserted against the Buyer incident to or arising out of any action, activity or operations of Seller's business prior to and including the Closing Date, including and without limitation, any pending claims, matters, payments, refunds and/or debts as disclosed in "Exhibit E Disclosure Schedule" of this Agreement.

d. any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, any reasonable attorney fees incident to any of the forgoing provisions of this paragraph, in particular and including and without limitation, any pending claims, matters, payments, refunds and/or debts as disclosed in "Exhibit E Disclosure Schedule" of this Agreement; provided, however, that Buyer shall give Seller notice in writing as soon as practicable of any such

action, suit, proceeding, claim, demand or assessment against Buyer, and Seller shall have the option, at its own cost and expense, through counsel designated by it, to defend any such action or claim. Buyer shall have the right (but not the duty) to retain its own counsel and participate in the defence of any action or settlement of any such claim undertaken by Seller.

e. Promptly upon receipt of Buyer of a notice of a claim by a third party which may give rise to a claim for indemnification, Buyer shall give written notice thereof to Seller. If Seller gives to Buyer an agreement in writing, in form satisfactory to Buyer's counsel, to defend such claim, Seller may, at their sole expense, undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as Seller is its sole discretion shall elect and Buyer shall execute such documents and take such steps as may be reasonable necessary in the opinion of counsel for Seller to enable Seller to conduct the defense of such claims. In any and all events, each of the parties hereto shall have such access to the records and files of the other party hereto relating to any such claim as may be reasonably necessary to effectively defend or participate in the defense thereof.

16. **Agreement Fully Read and Understood**. This Agreement has been carefully read by all parties, and the contents are known and understood by all parties. The recitals stated above are incorporated herein by reference. The parties have each taken the opportunity and waived or received independent legal advice from the attorneys of their choice with respect to the preparation, review and advisability of executing this Agreement. Prior to execution of this Agreement by each party, acknowledges that they have executed this Agreement after independent investigation and without fraud, duress, or undue influence.

17. **Payment of Legal Fees**. Buyer and Seller shall each pay their own professional or other third-party fees incurred in the preparation, revision or modification of this Agreement. The parties agree that the cost of the preparation of this document will be paid out of the funds before they are distributed to the Seller.

18. **Risk of Loss**. The risk of any loss, damage, impairment, confiscation or condemnation of the Assets or any part of any thereof shall be upon Seller at all times prior to the Closing Date. In any such event, the proceeds of, or any claim for any loss payable under, any Seller insurance policy, judgment or award shall be payable to Seller, which may repair, replace or restore nay such Asset as soon as possible after its loss, impairment, confiscation or condemnation or, if insurance proceeds are insufficient to repair, replace or restore the property, pay such proceeds to Buyer, provided that in the event of substantial damage to a material part of the Assets, either party may terminate this Agreement with no penalty or liability to the other. In such event of termination, Buyer shall retain the Earnest Deposit.

19. **Miscellaneous**.

a) Casualty prior to Closing. If prior to Closing Date any of the Assets shall be damaged by fire or any other casualty, the Buyer shall have the option (i) of terminating this Agreement without liability, or (ii) to waive diminution in value and close under this Agreement, buying the Assets

"as is," in which event the Buyer shall be entitled to receive the proceeds of any insurance paid to Seller by reason of such loss or damage.

b) Bulk Sale Law. Buyer hereby waives compliance by Seller with the provisions of the Bulk Sales Law of any state and Seller agrees to indemnify Buyer against and hold Buyer harmless from any and all claims, demands, liabilities and obligations arising out of the failure or alleged failure of the Seller to comply with any such law in respect of such sales transfers.

c) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in imposition of another state's law.

d) Invalid Provisions. If a dispute between the Parties arises out of this Agreement or the subject matter of this Agreement, the Parties would want a court or Arbitration Panel to interpret this Agreement as follows:

i. With respect to any provision held to be unenforceable, by modifying that provision to the minimum extent necessary to make it enforceable or, if that modification is not permitted by law or public policy, by disregarding the provision;

ii. if an unenforceable provision is modified or disregarded in accordance with this Section 19(d), by holding the rest of the Agreement will remain in effect as written;

iii. by holding that any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable; and

iv. if modifying or disregarding the unenforceable provision would result in a failure of an essential purpose of this Agreement, by holding the entire Agreement unenforceable.

Upon the determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible

e) Effect of Agreement. This Agreement sets forth the entire understanding of the Parties. It shall not be changed or terminated orally. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties.

f) Severability. If any provisions of this Agreement shall for any reason be held invalid, then the invalidity of such specific provision shall not be held to invalidate any other provisions of this Agreement which shall, therefore, remain in full force and effect.

g) Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by hand delivery, facsimile transmission, overnight mail or registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

To Buyer as follows:

Leslie Buttorff
Chief Executive Officer
Panacea Life Sciences Holdings, Inc.
16194 W. 45th Drive
Golden, CO 80403
(e-mail) leslie.buttorff@panacealife.com

With Copy to:

Nick Cavarra
President
Panacea Life Sciences Holdings, Inc.
16194 W. 45th Drive
Golden, CO 80403
(e-mail) nick.cavarra@panacealife.com

To Seller as follows:

Dan Olsen
PÜR LIFE Medical, Inc
610 S 850 E Suite 100
Lehi, UT 84043
(e-mail) d@coachdano.com

Any such notice shall be deemed received by hand delivery, facsimile transmission or overnight mail upon receipt and delivery of electronic or written confirmation or if by registered or certified mail, two (2) days following proper posting with the U.S. Postal Service. Either party may change their address for purposes of giving notice upon written notice to the other party.

h) Counterparts. This Agreement may be executed in counterparts and all such executed counterparts shall be deemed to constitute a single Agreement.

i) Confidentiality and Publicity. This Agreement is confidential and will not be disclosed to any third party (other than the Parties' affiliates, attorneys, accountants, auditors, or other advisors, or governmental authorities) except as required for tax purposes or as required by law. A Party receiving a request for this Agreement shall promptly notify the other Party to afford it the opportunity to object or seek a protective order regarding this Agreement or information contained herein. Buyer may issue a press release or public announcement, and make any required public filings, concerning any of the transactions contemplated by this Agreement.

j) Disclosure Schedules. All section headings in the Disclosure Schedules and the Schedule Update correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules and Schedule Update shall constitute disclosure for purposes of each

section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules and Schedule Update shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules and Schedule Update is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules or Schedule Update relating to any possible breach or violation of any agreement or law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, other than for the purpose of Seller's indemnity for the Buyer from any pending legal claims or matters, settlement and/ or compensation as set forth in Section 15 of this Agreement. The inclusion of any information in the Disclosure Schedules or Schedule Update shall not be deemed to be an admission or acknowledgment by any Seller that in and of itself, such information is material to or outside the ordinary course of the business, or is required to be disclosed on the Disclosure Schedules or Schedule Update. No disclosure in the Disclosure Schedules or Schedule Update shall be deemed to create any rights in any third party.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written

BUYER

Panacea Life Sciences Holdings, Inc.
a Nevada Corporation

DocuSigned by:
Leslie Buttorff
9DCB7B4B214646C...

By: /s/ Leslie Buttorff
Name/Title: Leslie Buttorff/CEO

SELLER

PÜR LIFE Medical, Inc
a Wyoming Corporation

DocuSigned by:
Dan Olsen
4F4634548A2E41E...

By: /s/ Dan Olsen
Name/Title: Dan Olsen/Authorized Signer

List of Exhibits

Exhibit A	Purchased Assets and Assumed Accounts
Exhibit B	Sellers' Officer's Certificate
Exhibit C	Buyer's Officer's Certificate
Exhibit D	Bill of Sale
Exhibit E	Disclosure Schedules

EXHIBIT A

PURCHASED ASSETS AND ASSUMED ACCOUNTS

"Purchased Assets" means all of the assets, properties, rights and claims primarily acquired, primarily used, or primarily held for use for or in the Seller's business or the ownership of the Sellers' business, including the following:

i. all advertiser lists, advertising customer lists, subscription lists, dealer lists, vendor lists, consumer lists, and all other databases, records and other customer information and all claims under sales contracts, statements of work, purchase orders and other similar commitments;

ii. all accounts receivable

iii. all prepaid expenses, refunds (excluding any refund in respect of taxes), advances, deposits and similar amounts, deferred charges, insurance proceeds and cash advanced by customers of the Seller's business;

iv. all rights in, to and under the Assumed Contracts (as defined below);

v. all computers, machinery and equipment, whether owned or leased, whether or not in the possession of Seller or its employees or contractors except office furnishings;

vi. all inventories (including raw materials, work in process and finished goods located at Seller's facilities or the facilities of Seller's franchisees, in transit to or from Seller's or its franchisees' facilities, or held by Seller or franchisees on consignment;

vii. websites (incl.purlifemedical.com) , internet domain names, all rights to social media accounts, telephone and facsimile numbers, email addresses, internet addresses, URL's and domain names, fixtures and supplies;

viii. the intellectual property rights including the name of the company PUR Life Medical;

ix. copies of all documents and records relating primarily to the Purchased Assets or the operation of the Seller's business;

x. all rights under agreements concerning confidentiality, non-competition and the assignment of inventions (if any) with Seller's employees;

xi. copies of all accounting books, records, ledgers and electronic data processing materials relating primarily to the Purchased Assets or the operations of the Seller's business other than any such materials that may be subject to a claim of legal professional privilege;

xii. to the extent assignable, all permits, licenses, filings, authorizations and approvals (and pending applications for any thereof) to conduct the operations of the Seller's business and to own, operate and maintain any product, or service of the Seller's business, as issued by any governmental body;

xiii. all other assets, properties, rights, claims and causes of action, including warranties of franchisees of Seller;

xiv. copies of employment and personnel records for all transferred Employees (with effect as

of and from such time as such employees become employees of Buyer);

xv. all customer data, including electronic or website versions, and user information collected by Seller's social media platforms and all other dashboards relating to the performance and user behavior of such websites and any interactive properties; and any goodwill associated with any of the foregoing.

Intellectual Property

[PÜR LIFE Medical, Inc to confirm]

Assumed Accounts

(a) PÜR LIFE Medical, Inc payroll account – Seller shall close Seller's account as of the October 1, 2023, and Buyer intends to transfer employees to a new account. Buyer will work with Seller to transfer the employees related to the Buyer's separate account with Seller. Seller shall provide all relevant payroll information to Buyer and assist Buyer with transfer as requested by Buyer. Below is the Support Team employees of the Seller as of September 1, 2023.

Pur Life Medical, Inc.			
Employees or Independent Contractors Supporting the Franchise Company as of September 1, 2023			
		Monthly Amounts	
Name	Service Provided	W-2	1099
Scott Peterson	CEO	$ 6,500	1000
Ann Lilly	COO		$ 6,000
Cathy Galligan	Compliance		$ 2,500
Zully Caceres	Administration, product shipment, Inventory manage	$ 2,500	
Heather Jones	Corporate trainer, patient plan closer		$ 5,800
Mike Mansfield	Corporate counsel		$ 1,200
Mike Bennett	Healthcare corporate counsel		$ 1,500
Jarel Miner	Contract Administator		$ 1,800
Suzanne Olsen	Brand protector		$ 2,500
Joel Gordon	Area Rep Trainer		$ 4,500
Holly Horlacher	Trainer #2, Support for medical equipment	$ 3,500	
Dahlen Downing	Franchisee opening coordinator	$ 3,000	$ 3,000
Juan Martinez	Marketing coordinator		$ 2,500
John Foote	Social Media/Merchant Card Processing		$ 1,700
Marc Olsen	Director of IT		$ 3,500
Monsop Collado	Accounting		$ 2,500
Coleen Odenthal	Trainer #3, Patient plan closer, travel to clinic support	$ 2,000	
Rick Scott	Franchise sales oversight		$ 2,500
JoAnn Wu	Chief Medical Officer		$ 4,300
Mark Saunders	Medical support		$ 1,000
Category Totals		$ 17,500	$ 47,800
Monthly Support Totals	$ 65,300		

o

EXHIBIT B

SELLERS' OFFICER'S CERTIFICATE

This Seller's Officer's Certificate is delivered with respect to Section 12(a)(i) of the Asset Purchase Agreement dated September 26, 2023 (the "APA") by and among Panacea Life Sciences Holdings, Inc., a Nevada corporation, or its assigns ("Buyer," or "PLSH"), and PÜR LIFE Medical, Inc, a Wyoming corporation (the "Seller"). Seller and Buyer, are sometimes referred to individually as a "Party" and collectively as the "Parties." Capitalized terms used in this certificate that are defined in the APA have the respective meanings ascribed to them in the APA.

I, Dan Olsen, the duly appointed and qualified Officer of Seller, on behalf of Seller, hereby certifies as follows:

1. Seller's Representations and Warrantees, including the Disclosure Schedules as updated by the Schedule Update, are true and correct in all material respects (other than those Seller's Representations and Warrantees that are already qualified as to materiality, in which case shall be true and correct in all respects) on and as of the Closing as though made on and as of the Closing (other than those Seller's Representations and Warrantees, including the Disclosure Schedules as updated by the Schedule Update, that speak to an earlier date); and (b) in the case of Seller's Representations and Warrantees, including the Disclosure Schedules as updated by the Schedule Update, that speak to an earlier date, such Seller's Representations and Warrantees, including the Disclosure Schedules as updated by the Schedule Update, will be true and correct in all material respects as of the earlier date (other than those Seller's Representations and Warrantees that are already qualified as to materiality, in which case shall be true and correct in all respects).

2. Seller has performed and complied in all material respects with the agreements, covenants, and obligations required by the APA to be performed or complied with by Seller at or before the Closing.

IN WITNESS WHEREOF, the undersigned has executed this Officer's Certificate on behalf of Seller as of the date first written above.

Dated: 9/27/2023 | 12:33 AM PDT

SELLER

DocuSigned by:

Dan Olsen

4F4634548A2E41E...

____

Dan Olsen, Individually and as Authorized Representative for Seller

EXHIBIT C

BUYER'S OFFICER'S CERTIFICATE

This Buyer's and PLSH's Officer's Certificate is delivered with respect to Section 12(b) of the Asset Purchase Agreement dated September 26, 2023 (the "APA"), by and among Panacea Life Sciences Holdings, Inc., a Nevada corporation, or its assigns ("Buyer," or "PLSH"), and PÜR LIFE Medical, Inc, a Wyoming corporation (the "Seller"). Seller and Buyer, are sometimes referred to individually as a "Party" and collectively as the "Parties." Capitalized terms used in this certificate that are defined in the APA have the respective meanings ascribed to them in the APA."

Capitalized terms used in this certificate that are defined in the APA have the respective meanings ascribed to them in the APA.

I, Leslie Buttorff, the duly appointed and qualified Chief Executive Officer of Buyer, hereby certify as follows:

1. Buyer's Representations and Warrantees are true and correct in all material respects (other than those Buyer's Representations and Warrantees that are already qualified as to materiality, in which case shall be true and correct in all respects) on and as of the Closing as though made on and as of the Closing (other than those of Buyer's and PLSH's Representations and Warrantees that speak to an earlier date); and (b) in the case of those of Buyer's and PLSH's Representations and Warrantees that speak as to an earlier date, such Buyer's and PLSH's Representations and Warrantees will be true and correct in all material respects as of the earlier date (other than those Buyer's and PLSH's Representations and Warrantees that are already qualified as to materiality, in which case shall be true and correct in all respects).

2. Buyer has performed and complied in all material respects with the agreements, covenants, and obligations required by the APA to be performed or complied with by Buyer at or before the Closing.

IN WITNESS WHEREOF, the undersigned has executed this Officer's Certificate on behalf of Buyer as of the date first written above.

Dated: 9/26/2023 | 2:39 PM MDT

BUYER

DocuSigned by:

Leslie Buttorff

9DCB7B4B214646C...

Leslie Buttorff, as Authorized Representative for Panacea Life Sciences Holdings, Inc

EXHIBIT D

BILL OF SALE

THIS BILL OF SALE (this "Bill of Sale") is entered into on September 26, 2023, by and among Panacea Life Sciences Holdings, Inc., a Nevada corporation, or its assigns ("Buyer," or "PLSH"), and PÜR LIFE Medical, Inc, a Wyoming corporation (the "Seller"), for the benefit of Buyer.

Recitals

A. Seller and Buyer, entered into the Asset Purchase Agreement dated September 26, 2023 (the "APA"), whereby Buyer agreed to purchase the Assets from Seller; and

B. Capitalized terms not defined herein have the respective meanings ascribed to them in the APA. NOW THEREFORE, Seller certifies as follows:

Terms

1. Sale of Assets. In accordance with the terms and conditions of the APA, Seller hereby sell, transfer, convey, assign and deliver unto Buyer all of the Assets subject to the APA, free and clear of all liens.

2. Title. Seller has good and marketable title to the Assets, free and clear of all liens, and Buyer hereby receives such good and marketable title thereto.

3. Warranty. Seller shall warrant and defend the sale, transfer, conveyance, assignment and conveyance of the Assets hereunder against each and every person or persons claiming against any or all of the same.

4. Further Assurances. Seller shall take all steps necessary to put Buyer in actual possession and operating control of the Assets, including by executing and delivering, or causing to be executed and delivered, such further instruments or documents of transfer, assignment and conveyance, or by taking such other actions as may be reasonably requested in writing by Buyer.

5. Independent Covenants. This Bill of Sale is subject in all respects to the terms and conditions of the APA. Nothing contained in this Bill of Sale will be deemed to diminish any of the obligations, agreements, covenants, or statements of fact of Sellers set forth in the APA.

6. Dispute Resolution. If a dispute arises under this Bill of Sale, such dispute will be settled by in accordance with the provisions set forth in the APA.

7. Electronic or Fax Signatures. This Bill of Sale may be executed electronically or by fax which will each be effective as original signature.

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the duly authorized representative of Sellers as of the date first above written.

SELLERS

DocuSigned by:
Dan Olsen
4F4634548A2E41E...

Dan Olsen, Individually and as Authorized Representative for Seller

EXHIBIT E

DISCLOSURE SCHEDULES

Pending Legal Claims or Matters against the Seller

1. Kasandra Smith vs Pur Life Medical 22-cv-013884 pending action in Wake County, North Carolina Superior Court. Payments will be made by March 7, 2024 and this will be dismissed.
2. Claims made James Booth & Nadina Taylor currently subject to settlement agreement with Pur Life Medical with a lawsuit filed to enforce the existing settlement agreement. The Resolution of these claims and suit is pending the closing of this Agreement.
3. Seller entered into a release agreement with Ken Lee which will release the liability pending the execution of this Agreement.

State Franchising Registrations

Area Representative and Single Unit FDDs with proper state registrations into certain States has been completed. Any other permits are the responsibility of each individual franchisee.

Seller Intellectual Property

Purlifemedical.com
PUR LIFE (Registration Number 6115087)

PUR LIFE MEDICAL (Serial Number 97754409)

PUR LIFE MEDICAL REGENERATE: REBALANCE : REVITALIZE (Serial Number 98056688).

Copies of all operations manuals

All material contained in PurConnect Software

Franchises Terminated or Cancelled by the Seller

James Booth Eastern Missouri was cancelled and his fees have been refunded with final payment contemplated to be made by September 15, 2023. Litigation threatened to enforce the settlement agreement. Termination requested by Franchisee. Mutual agreement with release of claims. To the Knowledge of Seller Representative Parties, James Booth lived in Missouri at the time the FA was executed and when it was terminated.
Nadina Taylor Oklahoma was cancelled, and her fees have been refunded with final payment completed by September 15, 2023. Termination requested by Franchisee. Mutual agreement

with release of claims. To the Knowledge of Seller Representative Parties, Nadina Taylor lived in Florida at the time the FA was executed and when it was terminated.

KaSandra Smith of North Carolina was cancelled, and a complete release agreement was entered into during the end of 2020. She has received most of her payment of her territory back and will receive the remaining on or before March 7, 2024. Termination requested by Franchisee. Mutual agreement with release of claims. To the Knowledge of Seller Representative Parties, KaSandra Smith lived in North Carolina at the time the FA was executed and when it was terminated.

Seller expects to settle any unsettled payments and refunds disclosed in this Disclosure Schedule with the proceeds from the Earnst Deposit upon Closing.

List of Existing Franchisees

	Title
1	AZ- | PÜR LIFE® MEDICAL | ARA | Mark Ferris | 2021-9-29
2	CA- Los Angeles County South | PÜR LIFE® MEDICAL | ARA | Michael Panella | 2020-1-2
3	CA- Los Angeles County North | PÜR LIFE® MEDICAL | ARA | Simone Wyatt | 2022-11-18
4	CA- Inland Empire | PÜR LIFE® MEDICAL | ARA | Dan Olsen | 2022-12-21
5	CA- San Diego | PÜR LIFE® MEDICAL | ARA | Dan Olsen | 2022-12-29
6	CA- Orange County | PÜR LIFE® MEDICAL | ARA | Dan Olsen | 2022-12-29
7	CA- within Los Angeles County | PÜR LIFE® MEDICAL | UFA | Simone Wyatt | 2023-1-13
8	CO- | PÜR LIFE® MEDICAL | ARA | Derek Law | 2022-3-4
9	CO- To Be Determined | PÜR LIFE® MEDICAL | UFA | Robert Langendorfer | 2023-4-27
10	FL- Tampa | PÜR LIFE® MEDICAL | ARA | David Silber | 2021-9-1
11	FL- Orlando | PÜR LIFE® MEDICAL | ARA | Joel Gordon | 2021-12-27
12	FL- Miami | PÜR LIFE® MEDICAL | ARA | Jason Morales | 2022-3-30
13	FL- West Palm Beach | PÜR LIFE® MEDICAL | UFA | Clinton M Dykes | 2022-8-23
14	FL- Miami - to be determined | PÜR LIFE® MEDICAL | UFA | Gretchen Baptiste | 2023-3-10
15	FL, GA- Jacksonville | PÜR LIFE® MEDICAL | ARA | Lori Lee Swan | 2022-12-21
16	GA- Atlanta | PÜR LIFE® MEDICAL | UFA | Alana Hadley | 2022-6-2
17	GA- Atlanta | PÜR LIFE® MEDICAL | ARA | Tim Sauvé | 2023-3-31
18	GA- Atlanta metropolitan area | PÜR LIFE® MEDICAL | UFA | Gretchen Baptiste | 2023-3-10
19	IA, NE- | PÜR LIFE® MEDICAL | ARA | James Andrews | 2021-12-17
20	ID, MT, WY- | PÜR LIFE® MEDICAL | ARA | Bryce Barfuss | 2022-5-26
21	IL, IN, MI, OH- | PÜR LIFE® MEDICAL | ARA | Erin Kovacevic | 2022-7-1
22	IN- Crawfordsville | PÜR LIFE® MEDICAL | UFA | Harish Rathod MD | 2022-4-10
23	IN- Fisher | PÜR LIFE® MEDICAL | UFA | Dr. Seneque Milien | 2022-5-25
24	KS, MO- | PÜR LIFE® MEDICAL | ARA | Jeffrey Mitchell | 2022-9-1
25	LA- Baton Rouge | PÜR LIFE® MEDICAL | UFA | Victor Gonzales | 2023-3-8
26	NC- Raleigh | PÜR LIFE® MEDICAL | UFA | Tim Sauve | 2022-10-10
27	NC- Wilmington | PÜR LIFE® MEDICAL | UFA | Jonathan Vasaturo | 2022-11-8
28	NC,VA- | PÜR LIFE® MEDICAL | ARA | Tim Sauvé | 2022-2-28
29	NE- Omaha | PÜR LIFE® MEDICAL | UFA | Jamie L Rhoades | 2022-5-16
30	NJ- TBD-Middlesex/Mercer | PÜR LIFE® MEDICAL | UFA | Parveen Bhardwaj | 2023-3-6
31	NJ- Edison | PÜR LIFE® MEDICAL | UFA | PLM Holdings NJ LLC | 2023-3-14
32	NJ, PA- | PÜR LIFE® MEDICAL | ARA | Juan Ernesto Souffrain | 2022-9-2
33	NJ, PA- TBD | PÜR LIFE® MEDICAL | UFA | Juan Ernesto Souffrain | 2022-9-29
34	NV- Las Vegas | PÜR LIFE® MEDICAL | ARA | Kimberly Trader | 2022-4-12
35	NV- Northwest | PÜR LIFE® MEDICAL | ARA | John Maley | 2022-11-18
36	NV- Reno | PÜR LIFE® MEDICAL | UFA | John Maley | 2022-12-23
37	NV- Las Vegas | PÜR LIFE® MEDICAL | UFA 22v.8.1 | Scott F Peterson | 2023-6-1

38	NV- TBD | PÜR LIFE® MEDICAL | UFA 23v.2 | Scott F Peterson | 2023-6-1
39	NY- NY, CT-DMA3 | PÜR LIFE® MEDICAL | ARA | Richard J Scott | 2022-11-9
40	NY- NY, CT DMA3 TBD 1 of 2 | PÜR LIFE® MEDICAL | UFA | Richard J Scott | 2023-7-10
41	NY- NY, CT DMA3 TBD 2 of 2 | PÜR LIFE® MEDICAL | UFA | Richard J Scott | 2023-7-10
42	NY- New York DMA4 | PÜR LIFE® MEDICAL | ARA | Richard J Scott | 2022-11-9
43	NY- New York DMA5 | PÜR LIFE® MEDICAL | ARA | Richard J Scott | 2022-11-9
44	NY- New York DMA4 Unit 1 of 2 | PÜR LIFE® MEDICAL | UFA | Richard J Scott | 2023-7-10
45	NY- New York DMA4 Unit 2 of 2 | PÜR LIFE® MEDICAL | UFA | Richard J Scott | 2023-7-10
46	NY- New York DMA5 Unit 1 of 2 | PÜR LIFE® MEDICAL | UFA | Richard J Scott | 2023-7-10
47	NY- New York DMA5 Unit 2 of 2 | PÜR LIFE® MEDICAL | UFA | Richard J Scott | 2023-7-10
48	OK- Edmond | PÜR LIFE® MEDICAL | UFA | Chris Wasson | 2022-3-4
49	TX- Dallas | PÜR LIFE® MEDICAL | UFA | Henykumar Patel | 2021-8-30
50	TX- Dallas | PÜR LIFE® MEDICAL | ARA | Purav Patel | 2021-10-27
51	TX- San Antonio | PÜR LIFE® MEDICAL | ARA | Warren Enszer | 2022-7-1
52	TX- El Paso | PÜR LIFE® MEDICAL | ARA | Trevor A Williams | 2022-8-1
53	TX- El Paso Unit 1 of 3 | PÜR LIFE® MEDICAL | UFA | Trevor A Williams | 2022-8-1
54	TX- El Paso Unit 2 of 3 | PÜR LIFE® MEDICAL | UFA | Trevor A Williams | 2022-8-1
55	TX- El Paso Unit 3 of 3 | PÜR LIFE® MEDICAL | UFA | Trevor A Williams | 2022-8-1
56	TX- Houston | PÜR LIFE® MEDICAL | ARA | Ken Lee | 2022-9-23
57	TX- Houston 1 of 2 | PÜR LIFE® MEDICAL | UFA | Ken Lee | 2022-9-23
58	TX- Houston 2 of 2 | PÜR LIFE® MEDICAL | UFA | Ken Lee | 2022-9-23
59	TX- Austin -TBD | PÜR LIFE® MEDICAL | UFA | Warren Enszer | 2022-12-5
60	TX- Fort Worth 1 of 3 | PÜR LIFE® MEDICAL | UFA | Christopher Newby | 2022-10-13
61	TX- Fort Worth 2 of 3 | PÜR LIFE® MEDICAL | UFA | Christopher Newby | 2023-5-13
62	TX- Fort Worth 3 of 3 | PÜR LIFE® MEDICAL | UFA | Christopher Newby | 2023-10-13
63	TX- Houston 3 of 7 | PÜR LIFE® MEDICAL | UFA | Ken Lee | 2022-11-28
64	TX- Houston 4 of 7 | PÜR LIFE® MEDICAL | UFA | Ken Lee | 2022-11-28
65	TX- Houston 5 of 7 | PÜR LIFE® MEDICAL | UFA | Ken Lee | 2022-11-28
66	TX- Houston 6 of 7 | PÜR LIFE® MEDICAL | UFA | Ken Lee | 2022-11-28
67	TX- Houston 7 of 7 | PÜR LIFE® MEDICAL | UFA | Ken Lee | 2022-11-28
68	TX- Austin | PÜR LIFE® MEDICAL | UFA | Thu T Huynh | 2023-2-11
69	UT- | PÜR LIFE® MEDICAL | ARA | Jeffrey Fox | 2021-11-15
70	UT- South Ogden | PÜR LIFE® MEDICAL | UFA | Derek Law | 2022-10-20
71	UT- Draper | PÜR LIFE® MEDICAL | UFA | Jeffrey C Fox | 2022-5-19
72	UT- Davis County | PÜR LIFE® MEDICAL | UFA | Kathy Bybee | 2022-5-2
73	UT- South Jordan, Millcreek, Draper or Riverton | PÜR LIFE® MEDICAL | UFA | Juan Martinez | 2022-5-20
74	UT- Orem | PÜR LIFE® MEDICAL | UFA | Joshua H Jones | 2023-4-30
75	UT- Draper | PÜR LIFE® MEDICAL | UFA | David Lane Foote | 2023-6-1
76	UT- TBD | PÜR LIFE® MEDICAL | UFA 23v.2 | Dan Olsen | 2022-7-1
77	WA- | PÜR LIFE® MEDICAL | ARA | Tim Sauvé | 2022-12-21
78	WA- Tacoma | PÜR LIFE® MEDICAL | UFA | Breanne Coats | 2023-1-20

Vendor Agreement List

Final Regen Pulse Agreement
Pur Life Price List
Mitsix Agreement
Zenoti Contract Document
Dr. Joanne Wu Agreement
DaVinci Agreement signed
Pur Life Price list

Trademarks

USTPO Status Search
Trademark PLM Icon updated

Trademark PLM with words updated
USTPO trademark with words refiling
Pur Life Medical Copyright filing

Broker and Sales Agreements

Franserve agreement Pur Life Medical
Pur Life Referral Agreement IFPG
Global Business Advisory Agreement Pur Life
Franchise Sales Agreement Pur Life

Software Being Used by Company

Zenoti Contract Document
Pur Connect Software
Go High Level Software

Current Seller Insurance Policies

The current general liability policy has now expired. We have been working on an updated one along with Errors and Omissions coverage for the past few months and have stopped short of signing any agreement with this sale, so coverage has run out. Seller will have updated the current general liability policy at Closing.

Debts Owned by the Company (outside of any settlement agreements) and will be paid by the Company

1. On June 3, 2023 Seller incurred debt of $19,500 to finish paying for audit of financials for the updated FDDs. That debt will be paid back by Seller by September 15, 2023.
2. During the month of June 2023, the Seller and company incurred travel expenses of $4,400 which will be paid back by September 15, 2023.
3. On June 29, 2023 Seller and company entered into a Joint Venture Partnership Agreement with individuals to set up the company in Canada. The rights to develop the country of Canada as a franchise company for company was granted. This was disclosed and mentioned in phone calls during the month of June to Buyers. This agreement was rescinded at the request of the Buyer.
4. Company owes $5000 to Scott Peterson for payments made towards completion of FDD and $529 in travel expenses.

<u>Intellectual Property currently being licensed to the Seller</u>

1. Vibranz Life, producer of vascular armor supplements.

2. Weight Loss System.